Exhibit M

Execution Copy

PROMISSORY NOTE

$320,760	June 10, 2009
Greenwich, Connecticut

FOR VALUE RECEIVED, Andromeda Acquisition Corp., a Delaware corporation (including any successor corporation, “Maker”), hereby promises to pay to the order of Mill Road Capital, L.P., a Delaware limited partnership (the “Payee”), the principal sum of Three Hundred Twenty Thousand Seven Hundred Sixty dollars ($320,760), together with interest on the principal balance of this Note from time to time outstanding, all as herein provided. This Note evidences Maker’s obligation to repay a loan made by the Payee to Maker in the aggregate amount of $320,760 on or about the date hereof, in connection with Maker’s purchase of 891,000 shares of common stock of Galaxy Nutritional Foods, Inc., a Delaware corporation (“Galaxy Foods”). For the avoidance of doubt, the term “Maker” as used herein includes the surviving corporation in the Merger (as defined below).

1. Payment of Principal and Interest. Subject to prepayment in accordance with this Section 1, the outstanding principal balance of this Note together with all interest accrued thereon shall be due and payable on the earlier of (i) the one month anniversary of the date of this Note and (ii) the date of filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the merger of Maker with Galaxy Foods (“the “Merger”). Interest on the unpaid principal balance of this Note shall accrue from and after the date hereof at the Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code for short-term obligations as of June 2009 (0.75%). Maker may, at any time and from time to time, prepay this Note in whole or in part without premium or penalty. If Maker prepays this Note in part, such prepayment shall be applied first to interest, and then to principal. All payments under this Note shall be made in lawful money of the United States of America, in immediately available funds, to the Payee at its principal place of business, or to such other location as the Payee may specify in writing.

2 Events of Default. This Note shall become immediately due and payable without notice or demand upon the occurrence of any of the following events (each, an “Event of Default”): (a) Maker shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its property, (ii) make a general assignment or trust mortgage for the benefit of creditors or (iii) file a petition seeking relief under any federal, state or foreign bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer or consent admitting the material allegations of a petition filed against it in any proceeding under any such law; or (b) entry against Maker of an order, judgment or decree by any court of competent jurisdiction, approving a petition seeking bankruptcy, reorganization, readjustment of debt, dissolution, liquidation, or winding up of Maker, or appointing a receiver, trustee or liquidator of Maker or of all or substantially all the assets of Maker, or if any petition seeking such relief is filed against Maker and is not stayed or dismissed within sixty (60) days after the date of such filing; or (c) the liquidation or dissolution of Maker (and, for such purpose, the merger or consolidation of Maker into or with any other entity shall not be considered a liquidation or dissolution of Maker). Maker shall pay on demand all costs and expenses of collection, including, without limitation, reasonable fees and expenses of legal counsel, in the event any amount under this Note is not paid when due, whether or not legal proceedings are commenced.

3. Miscellaneous.

(a) Cumulative Remedies. All obligations of Maker, and all rights, powers and remedies of the Payee, expressed herein shall be in addition to, and not in limitation of, those provided by law or in any written agreement or instrument (other than this Note).

(b) Binding Effect. This Note shall inure to the benefit of the Payee and its successors or assignees. This Note shall be binding upon Maker and its successors.

(c) Amendments; Waivers. No course of dealing by the Payee nor any delay on the part of the Payee in the exercise of any right or remedy shall operate as a waiver hereunder, and no single or partial exercise by the Payee of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No covenant, obligation or other provision of this Note may be waived by the Payee and no consent contemplated hereby may be given by the Payee other than in a writing signed by the Payee explicitly waiving such covenant, obligation or provision or giving such consent. Maker waives presentment, demand, protest and notice of every kind in connection with the enforcement and collection of this Note.

(d) Governing Law. The execution, delivery and performance of this Note shall be governed by and construed in accordance with the laws of the State of Delaware.

Executed under seal as of the date first above written.

ANDROMEDA ACQUISITION CORP.

By:
Name:	Justin Jacobs
Title:	President

2